Provisional Translation

Agency Services Agreement

Japan Post Network Co., Ltd. (hereinafter referred to as “JPN”) and American Family Life Assurance Company of Columbus (hereinafter referred to as “Aflac”) hereby agree and enter into this Agreement regarding consignment of businesses related to solicitation of life insurance policies as follows.

March 1, 2008
JPN:
Address:        1-3-2, Kasumigaseki, Chiyoda-ku, Tokyo
Name:        Japan Post Network Co., Ltd.
Representative:    Shigeo Kawa, Chairman and Representative Director (seal)

Aflac:

Address:	Shinjuku Mitsui Building, 2-1-1, Nishishinjuku, Shinjuku-ku,
Tokyo
Name:        American Family Life Assurance Company of Columbus
Representative:    Toru Tonoike, Representative in Japan (seal)

Provisional Translation

Article 1    Agency Services

1.	Aflac shall entrust to JPN the services specified in the following Items (hereinafter referred to “Agency Services”) and JPN shall be entrusted to perform such services.

(1)	Intermediary for conclusion of life insurance policies (hereinafter referred to as “Insurance Policies”) stipulated in Article 3 (hereinafter referred to as “Insurance Solicitations”);

(2)
Communication of requests associated with the Insurance Policies from insurance policyholders (hereinafter referred to as “Policyholders”), insureds, and beneficiaries of claims and benefits to Aflac and delivery of documents consequently delivered to or received from Aflac;

(3)	In addition to the preceding Items, maintain and manage Insurance Policies, including maintenance of Insurance Policies and provision of information to Policyholders; and

(4)	Other services separately entrusted by Aflac.

2.
JPN does not have the right to conclude Insurance Policies or receive declarations, money appropriated for first insurance premiums, or money appropriated for the second and subsequent insurance premiums. However, this shall not apply to the receipt of money appropriated for the first insurance premiums and the second and subsequent insurance premiums separately entrusted by Aflac.

Article 2    Agency’s Office

1.
JPN shall create and submit to Aflac a list of the names and locations of offices where JPN performs Agency Services for Aflac (hereinafter referred to as “Office List”) in a format separately provided by Aflac.

2.	If any of the events set forth below occurs, JPN shall create and submit to Aflac without delay the Office List which reflects such changes.

(1)	JPN opens a new office where Aflac’s Agency Services are performed;

(2)	JPN decides not to perform Agency Services at any of the offices included in the Office List;

(3)	Any officer or employee of JPN registered pursuant to Article 6, Paragraph 2 in the Office List becomes absent due to change/deletion of registration, retirement, or personnel transfer, etc.;

(4)	The name or location of the office where Agency Services are performed is changed; or

(5)	Any officer or employee of JPN is newly registered pursuant to Article 6, Paragraph 2.

Article 3    Entrusted Insurance Policies

1.
The types of Insurance Policies of which Insurance Solicitation Aflac entrusts to JPN shall be determined upon consultation between JPN and Aflac. In such case, the types of such Insurance Policies shall be specified in the Agency Commissions Regulations separately provided by Aflac.

2.
Notwithstanding the provision set forth in the preceding Paragraph, the type of Insurance Policies that require separate sales qualifications shall be subject to the acquisition of such qualifications.

3.	In the case where the Insurance Solicitations by JPN significantly increase beyond Aflac’s risk management capacity, or the level of dependence on JPN for

Provisional Translation

Insurance Solicitations becomes extremely high compared with the original entrustment policy, JPN shall cooperate with Aflac taking appropriate measures as necessary upon consultation between JPN and Aflac.

Article 4	Self-policy Purchases

1.	JPN shall not handle Insurance Policies which it is the policyholder and other Insurance Policies for the purpose of receiving discounts, rebates, etc. of insurance premiums.

2.
JPN shall inform Aflac without delay when JPN solicits Insurance Policies which it is the policyholder and Aflac shall not pay commissions and other compensation related to the Insurance Solicitations of JPN. In addition, JPN shall return to Aflac without delay any payment that has already been made.

Article 5    Policies for which a Closely-related Company is the Policyholder

1.
JPN shall not solicit Insurance Policies for which Policyholders are companies which have personal or capital relationship, or any other close relationship in the context of the background to the establishment, etc. with JPN which meet the criteria set forth in the Insurance Business Law, etc. (hereinafter referred to as “Closely-related Companies”).

2.
JPN shall notify Aflac without delay when JPN solicits Insurance Policies for which Policyholders are Closely-related Companies, and Aflac shall not pay commissions related to the Insurance Solicitation of JPN or money of the same kind. JPN must return to Aflac without delay any payment that has already been made.

3.
JPN shall not solicit Insurance Policies for which Policyholders are officers or employees of JPN or officers or employees of Closely-related Companies. However, this shall not apply to types of Insurance Policies permitted by Aflac.

4.
Pursuant to the criteria separately provided by Aflac, JPN shall create a list of the names and the locations of Closely-related Companies and submit the photocopy to Aflac. JPN must also report any change to the list to Aflac without delay. In addition, JPN must responsibly keep the list in custody.

Article 6	Registration Obligations

1.	JPN must be registered as a life insurance solicitor as required by laws and regulations for performing the Agency Services.

2.	When JPN causes its officers or employees to engage in Insurance Solicitation, JPN must cause them to be registered as required by laws and regulations.

3.
For the registration set forth in the preceding two Paragraphs, the representative of JPN and the officers and employees of JPN who are engaged in the Insurance Solicitation are required to complete the prescribed training provided by Aflac and pass the General Course Examination provided by the Life Insurance Association of Japan.

4.
Notwithstanding the preceding Paragraph, in case the representative of JPN does not engage him/herself in the Insurance Solicitation, JPN may apply to Aflac for exemption of the General Course Examination for the representative of JPN.

5.	JPN shall submit without delay a prescribed notification for any change to the registration matters of JPN or registered officers or employees of JPN as required by laws and regulations.

Provisional Translation

Article 7	Allocation of Solicitors at each Office
JPN must allocate one or more full-time and resident Life Insurance Solicitors to each office where Insurance Solicitation is performed.

Article 8	Entrustment to Life Insurers Other Than Aflac

1.
JPN may not be registered as a life insurance solicitor of life insurers other than Aflac (excluding the life insurer which has entered into a service agreement for the services related to solicitation of life insurance before entering into this Agreement. The same shall apply in this Article.) or perform the Agency Services for life insurers other than Aflac.

2.
JPN may not have its officers and employees to concurrently hold positions as officers or employees of life insurers other than Aflac, or employees thereof, register as life insurance solicitors of life insurers other than Aflac, or perform Agency Services for life insurers other than Aflac.

3.
The provisions set forth in the preceding two Paragraphs shall not apply to cases where JPN meets the requirements specified by laws and regulations. In addition, Aflac shall grant JPN permissions set forth in Article 28 of the Commercial Code.

4.	In the case of the preceding Paragraph, JPN must notify Aflac without delay when the Agency Agreements entered into with other life insurers are terminated.

Article 9	Allocation of Operations Managers and Education Managers

1.
JPN shall appoint from among the officers and employees of JPN one or more managers to appropriately manage the Agency Services of JPN and comply with other laws and regulations (hereinafter referred to as “Operations Managers”).

2.	In case JPN enters into Agency Agreements with several life insurers, JPN must allocate education managers in charge of educating life insurance solicitors.

3.	When allocating Operations Managers and education managers, requirements specified by laws and regulations shall be met.

Article 10    Payment of Commissions

1.	Aflac shall pay commissions for the Agency Services of JPN pursuant to the Agency Commissions Regulations separately provided by Aflac.

2.	With prior notification to JPN, Aflac shall revise the Agency Commissions Regulations upon consultation between JPN and Aflac.

3.	Aflac shall transfer the commissions set forth in Paragraph 1 to the account designated by JPN on the day specified in the Agency Commissions Regulations.

4.	In case this Agreement terminates due to expiration of the term or cancellation, Aflac shall not pay to JPN the commissions on and after the termination date.

Article 11	Expenses
The expenses required for JPN to perform the Agency Services shall be borne by JPN unless otherwise provided to be borne by Aflac.

Article 12    Clear Indication of Authority for Insurance Solicitation
When conducting Insurance Solicitation, JPN and the officers and employees of JPN shall clearly indicate to customers the authorities they possess by the method separately provided by Aflac.

Provisional Translation

Article 13	Preliminary Distribution of “Preliminary Policy Summaries/Policy Provisions,” etc.
The officers and employees of JPN shall, prior to receiving application forms for life insurance policies, deliver by hand documents designated by Aflac, including “Preliminary Policy Summaries,” “documents delivered prior to conclusion of contracts (policy overview/alerting information),” etc. developed by Aflac to the applicants of Insurance Policies, explain important matters specified in these documents, and cause the customers to affix receipt stamps by the method separately provided by Aflac.

Article 14	Handling of Money Appropriated for First Insurance Premium, etc.

1.
JPN and the officers and employees of JPN shall, when individually entrusted to receive money appropriated for the first insurance premiums pursuant to the provision set forth in Article 1 hereof, always use the prescribed receipts that Aflac has delivered to JPN.

2.
JPN and the officers and employees of JPN shall immediately transfer the money appropriated for the first insurance premiums they received pursuant to the preceding Paragraph to Aflac or to the account designated by Aflac.

3.
JPN and the officers and employees of JPN shall keep in custody the money appropriated for the first insurance premiums they received pursuant to Paragraph 1 clearly separating it from their own assets until they transfer it to Aflac or to the account designated by Aflac and may not misappropriate it for some other purposes.

4.
JPN and the officers and employees of JPN shall manage the prescribed receipts which Aflac has delivered with due care of a good manager and must immediately notify Aflac in case they are lost or stolen, or vanished by fire, etc.

5.
JPN and the officers and employees of JPN shall, when receiving the second and subsequent insurance premiums, individually entrusted by Aflac, apply the preceding Paragraphs by replacing the “money appropriated for the first insurance premiums” with the “second and subsequent insurance premiums.”

Article 15	Obligation to Store Documents, etc.

1.
When performing the Agency Services, JPN shall store the documents received from the applicants and Policyholders of Insurance Policies, and materials, etc. received from Aflac (hereinafter referred to as “Documents, etc.”) with due care of a good manager and, unless otherwise approved in advance by Aflac in writing, may not use them for purposes other than performing the Agency Services.

2.	In the event of the inspections by supervisory authorities, JPN shall disclose the Documents, etc. specified in the preceding Paragraph as needed.

3.	JPN shall disclose the Documents, etc. upon request from Aflac or those permitted by Aflac.

Article 16	Company Ownership of Goods for Business Use
All the insurance premium receipts, accounting books, documents, papers, equipment, etc. related to the Agency Services delivered by Aflac to JPN shall belong to Aflac.

Provisional Translation

Article 17    Confidentiality

1.
JPN and Aflac shall not use or leak to any third party information of the other party obtained in the course of performing the Agency Services (hereinafter referred to as “Confidential Information”) during the term of this Agreement for any purpose other than performing the Agency Services and operations related to Insurance Solicitation of JPN. However, the information that falls under any of the following shall be excluded from Confidential Information.

(1)	Information which JPN or Aflac discloses with the prior written consent of the other party;

(2)	Information which is already public at the time it was received from the other party, or information which has become public for reasons not attributable to either party;

(3)	Information which JPN or Aflac held before it was received from the other party;

(4)	Information which JPN or Aflac received from a third party without any confidentiality obligation; or

(5)	Information which JPN or Aflac obtained independently.

2.
Aflac shall not disclose customers’ information which Aflac has come to know through JPN’s performance of the Agency Services (hereinafter referred to as “Customer Information”) to any party other than the employees who are engaged in the operations related to the Insurance Solicitation of JPN. In particular, Aflac shall not disclose the Customer Information to any agency other than JPN. However, this shall not apply to information which falls under any of the following:

(1)	Information which Aflac discloses upon obtaining prior written consent from JPN;

(2)	Information which is already public at the time Aflac receives it from JPN, or information which has become public for reasons not attributable to Aflac;

(3)	Information which Aflac possessed before it was received from JPN;

(4)	Information which Aflac received from a third party without any confidentiality obligation;

(5)	Information which Aflac obtained independently;

(6)	Information of a customer from whom inquiry or request was made with regard to policy maintenance-related operations; or

(7)
Customer Information of a customer who has given his/her consent to the solicitation of life insurance products or other products using such Customer Information. (However, Aflac shall obtain JPN consent upon prior consultation when soliciting life insurance products and other financial products based on the Customer Information.)

3.	JPN and Aflac shall thoroughly educate and manage their officers and employees to ensure that they do not breach the preceding two Paragraphs.

4.
Notwithstanding Paragraph 1, JPN or Aflac shall immediately report to the other party when any compromise of Confidential Information is found and shall investigate and clarify the cause according to the instructions of the other party.

5.
JPN and Aflac shall return or destroy Confidential Information, excluding those agreed upon by the other party, according to the instructions of the other party upon termination of this Agreement due to expiration of the term or cancellation.

Provisional Translation

Article 18    Handling of Personal Information

1.
The scope of the personal information (as defined in Article 2, Paragraph 1 of the Act on the Protection of Personal Information) of which handling is entrusted to JPN by Aflac (hereinafter referred to as “Personal Information”) shall be as follows:

(1)
Personal Information which customers provide to Aflac and which JPN acts as an intermediary when customers provide such Personal Information to Aflac for JPN to perform the Agency Services pursuant hereto;

(2)	Personal Information which JPN has acquired for providing it to Aflac for JPN to perform the Agency Services pursuant hereto; and

(3)	Personal Information which Aflac has provided to JPN as Personal Information necessary for JPN to perform the Agency Services pursuant hereto.

2.
JPN and the officers and employees of JPN shall retain the Personal Information entrusted by Aflac pursuant hereto with due care of a good manager and, unless otherwise agreed to by the customer in advance, may not use it for purposes other than performing the Agency Services, or compromise it to any third party.

3.	The provisions set forth in Paragraphs 4 and 5 of the preceding Article shall be applied mutatis mutandis to the handling of Personal Information.

Article 19    Safety Control Measures for Personal Information

1.
JPN shall take measures that are necessary for technological reasons and appropriate to prevent leak, loss or damage of Personal Information, and for other safety management of Personal Information, and shall take organizationally necessary and appropriate measures including establishment of regulations for the handling of Personal Information.

2.
JPN shall, when disclosing the Personal Information to its officers and employees, supervise appropriately and on an as needed basis including providing periodic training on the handling of Personal Information to such officers and employees.

Article 20	Prohibition of Insurance Premium Discounts/Rebates
JPN and the officers and employees of JPN must not offer or promise to offer insurance premium discounts or rebates, or other special benefits to Policyholders or insureds, including offering all or part of commissions, in any name or by any method whatsoever.

Article 21    Prohibition of Use of Privately Made Solicitation Materials

1.
Any and all materials JPN and the officers and employees of JPN use for Insurance Solicitation or for facilitating Insurance Solicitation, including newspaper advertisements, printed materials, signage, Internet webpages, and e-mails (hereinafter referred to as “Solicitation Materials, etc.”) must be made by Aflac. However, this shall not apply to Solicitation Materials, etc. created by JPN or the officers or employees of JPN and agreed upon by Aflac.

2.	JPN must not divert documents, educational materials, etc. which Aflac has provided to JPN for the purpose of providing education and information to JPN, to Solicitation Materials, etc.

Provisional Translation

Article 22	Provision of Information to Policyholders, etc.

1.
Pursuant to the provisions of laws and regulations, JPN and the officers and employees of JPN shall not present or display comparison of details of an insurance policy with the details of other insurance policy, which may cause misunderstanding, to Policyholders, insureds, or unspecified persons.

2.
Pursuant to the provisions of laws and regulations, JPN must not make definitive statements on matters of which the amount of future dividends and other future amounts are uncertain or make presentation or indication which may cause misunderstanding such matters are certain to Policyholders, insureds, or unspecified persons.

3.
JPN must appropriately indicate matters that are required to be indicated by laws and regulations when providing multiple people with information on specific insurance policies stipulated in the Insurance Business Law utilizing broadcasting equipment, etc. of private broadcasters.

Article 23    Report on the Status of Agency Services

1.	JPN shall report the status of Agency Services upon request from Aflac or those to whom Aflac gives permission and JPN approves.

2.	JPN shall immediately inform the status to Aflac when it becomes aware of inappropriate acts of the officers or employees of JPN, including those breaching the Insurance Business Law.

3.	JPN shall, in case the term of this Agreement has expired or terminated due to cancellation, report the status of the Agency Services at the termination hereof to Aflac upon request from Aflac.

4.	JPN shall cooperate in internal audit on the Agency Services by Aflac or those who Aflac recognizes and JPN approves.

Article 24    Prohibition of Subcontracting, etc. of Agency Services

1.
JPN or the officers or employees of JPN shall not subcontract Insurance Solicitation to sales persons of Aflac or of life insurers other than Aflac or other agencies or officers or employees of other agencies.

2.	JPN or the officers or employees of JPN shall not subcontract Insurance Solicitation to insurance brokers or officers or employees of insurance brokers.

3.	JPN or the officers or employees of JPN shall not pay money to other individuals or corporations in relation to Insurance Policies to be or that have been completed regardless of the reason.

Article 25	Prohibition of Improper Promotion of Policy Replacement
JPN or the officers or employees of JPN must not terminate already completed Insurance Policies of Policyholders or insureds of Aflac or life insurers other than Aflac and have them apply for new Insurance Policies, or have them terminate already completed Insurance Policies by having them apply for new Insurance Policies, without informing them of disadvantageous facts.

Article 26	Provision of Education/Information

1.	Aflac shall provide education to JPN for the purpose of acquiring knowledge and techniques necessary for performing the Agency Services.

Provisional Translation

2.	JPN must cause registered officers and employees of JPN to complete the education that Aflac provides as set forth in the preceding Paragraph.

3.	Aflac shall provide JPN with information necessary for performing the Agency Services and JPN shall convey the information to the officers and employees of JPN.

Article 27    Non-Assignment of Claims
JPN and Aflac must not assign to a third party or pledge all or part of claims derived with regard hereto, including claims for remuneration or other claims arising against the other party.

Article 28    Non-Transfer of Status as Agency
JPN may not transfer the status of JPN established under this Agreement unless otherwise approved by Aflac in advance in writing.

Article 29	Prohibition of Unfair Use of Status
JPN must not use the status obtained hereunder and accompanying rights, and trade name and trademark of Aflac for any purpose other than the purposes hereof.

Article 30	Cancellation of Agreement

1.
JPN or Aflac may cancel this Agreement with one-month prior notification in writing. Any matter not stipulated herein, with the cancellation hereof, shall be determined upon consultation between JPN and Aflac.

2.	Notwithstanding the provisions set forth in the preceding Paragraph, Aflac may cancel this Agreement without warning in any of the following cases:

(1)	JPN fails to be registered within 6 months after the conclusion hereof;

(2)	Pursuant to the provisions of laws and regulations, JPN’s registration has been cancelled, ceases to be effective, or has been revoked; or

(3)	JPN is deemed to have committed an inappropriate act which may be an object of cancellation of registration pursuant to laws and regulations.

3.	JPN or Aflac may cancel this Agreement without any warning in case the other party falls under any of the following cases:

(1)	Notes and checks are dishonored and suspended by bank from being traded;

(2)	Public authority was exercised such as seizure, provisional seizure, provisional disposition, auction, compulsory execution, and disposition of delinquency;

(3)	A petition has been filed or a party has filed a petition itself for bankruptcy, civil rehabilitation proceedings, corporate reorganization proceedings, special liquidation, or the like; or

(4)	Other serious events occur which may make it difficult to continue this Agreement, such as serious damage to the relationship of trust between both parties.

4.	In the event this Agreement is terminated due to expiration of the term or cancellation, JPN must immediately return to Aflac all Aflac possessions that

Provisional Translation

were delivered by Aflac, and documents, etc. which JPN keeps in custody as set forth in Article 15.

5.	At the termination of this Agreement, JPN and Aflac must promptly perform in good faith any existing obligations that arose during the term hereof.

6.
In case there are acts which conform to the Items of Paragraph 2 that do not result in the cancellation of this Agreement but are inappropriate with regard to Insurance Solicitation or may damage the benefits of Policyholders, Aflac may request JPN to submit reports or take other reasonable measures as deemed necessary.

Article 31	Duty of Care of Prudent Manager/Legal Compliance

1.
JPN shall perform the Agency Services with due care of a good manager pursuant hereto and comply with laws concerning Insurance Solicitation and regulations which Aflac provided for performing the Agency Services.

2.	JPN and officers and employees of JPN shall not conduct any of the following acts against the Policyholders or insureds of Aflac or life insurers other than Aflac:

(1)	Make false statements or not inform material matters among the provisions of Insurance Policies;

(2)	Encourage Aflac or life insurers other than Aflac to make false statements on material matters;

(3)	Hinder Aflac or life insurers other than Aflac informing, or encourage Aflac or life insurers other than Aflac not to inform material matters;

(4)	Cause Policyholders or insureds to apply for Insurance Policies knowing that a company related to Aflac provides or promises to provide special benefits; or

(5)	Acts that may result in insufficient protection of Policyholders or insureds of Aflac or life insurers other than Aflac.

Article 32    Obligation for Compensation of Losses

1.	In case either JPN or Aflac causes damages to the other party, it must compensate for such damages.

2.	JPN and Aflac shall not be released from obligation for compensation set forth in the preceding Paragraph even after this Agreement is terminated.

Article 33	Jurisdiction
The Tokyo District Court shall be the competent court of first instance for any action hereof.

Article 34	Amendment to Agreement
Aflac may amend this Agreement and the regulations provided by Aflac for performing the Agency Service even during the term hereof upon consultation between JPN and Aflac if any specific need arises in terms of protecting Policyholders or ensuring fair competition.

Article 35	Term of Agreement
The term of this Agreement shall be one year from the date the Agreement was concluded, and unless there is any objection from either JPN or Aflac one month

Provisional Translation

prior to the expiration date, the term of this Agreement shall be extended for another year. The same shall apply thereafter.

Article 36	Place to Perform the Obligations

1.	The places where JPN performs its obligations hereunder shall be the locations of the main locations of Aflac in Japan or the places designated by Aflac and approved by JPN.

2.	The places where Aflac performs its obligations shall be the locations of the offices of JPN designated by JPN and approved by Aflac.

Article 37    Governing Law
This Agreement shall be governed by the laws of Japan.

Article 38	Matters Not Stipulated Herein
Matters not stipulated herein shall be determined upon consultation between JPN and Aflac.

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